Exhibit 99.1

FOR IMMEDIATE RELEASE

Lam Research Corporation Contact:
 Kathleen Bela, Investor Relations, phone: 510/572-4566, e-mail: kathleen.bela@lamrc.com

Lam Research Corporation Announces Earnings for the Quarter Ended
June 26, 2005

FREMONT, Calif., July 20, 2005 — Lam Research Corporation (Nasdaq: LRCX) today announced earnings for the quarter ended June 26, 2005. Revenue for the period was $353.8 million, and net income was $66.5 million, or $0.47 per diluted share, compared to revenue of $349.3 million and net income of $59.5 million, or $0.41 per diluted share, for the March 2005 quarter. Gross margin was $175.9 million and operating expenses were $93.3 million for the June 2005 quarter compared to gross margin of $174.6 million and operating expenses of $95.9 million for the March 2005 quarter.

The Company believes the presentation of ongoing results, which excludes certain special items, is useful for analyzing ongoing business trends. In the June 2005 quarter, there were no significant differences between the ongoing results and the results under U.S. Generally Accepted Accounting Principles (GAAP). The March 2005 quarter ongoing presentation removed the effects of a tax refund, which was recorded in selling, general and administrative expenses as well as additional liabilities for unoccupied facilities included in prior restructuring plans. Tables presenting reconciliations of ongoing performance to results under U.S. GAAP are included at the end of this press release and on the Company’s web site.

Ongoing gross margin for the June 2005 quarter was 49.7 percent of revenue compared to 50.0 percent of revenue in the March 2005 quarter. In the period, ongoing operating expenses increased as planned to $93.3 million from $89.7 million in March 2005, primarily due to accelerated R&D investments. Other income increased due to higher interest income and foreign currency gains. Ongoing net income increased to $66.5 million, or $0.47 per diluted share, in the June 2005 quarter compared with ongoing net income of $64.1 million, or $0.44 per diluted share, for the March 2005 quarter.

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Lam Announces Earnings for the June 2005 Quarter	Page 2 of 6

New orders recorded in backlog remained flat sequentially at $315 million. The geographic distribution of new orders as well as revenue during the June quarter is shown in the following table:

Region	New Orders	Revenue
North America	9%	16%
Europe	12%	17%
Japan	28%	14%
Korea	16%	21%
Asia Pacific	35%	32%

Cash, short-term investments and restricted cash balances increased to $894.3 million at the end of June, and cash flows from operations were $134 million during the quarter. Deferred revenue and deferred profit balances were $150.5 million and $89.7 million, respectively. At the end of the period, unshipped orders in backlog were approximately $351 million, and the anticipated future revenue value of orders shipped from backlog to Japanese customers that are not recorded as deferred revenue was approximately $53 million.

“We are pleased with the results for this quarter,” stated Steve Newberry, president and chief executive officer for Lam. “We continue to execute to our market share and profitability objectives, despite what has remained a challenging industry environment.”

“We have made significant strides during the June quarter in advancing our position at leading-edge applications among our global customer base. Customers are selecting Lam based on our extensive production experience and our expertise with new and more challenging integration processes. Our commitment to providing superior products and services plays an important role in our customers' continuous efforts to increase productivity and yield on their leading-edge devices.”

“We delivered another quarter marked by strong cash generation and market share success. I commend the entire team here at Lam for delivering value for our customers and shareholders,” Newberry concluded.

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Lam Announces Earnings for the June 2005 Quarter	Page 3 of 6

Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to our future financial performance, our future plans for products and services, our ability to execute to market share and profitability objectives, and our future ability to develop and produce leading-edge applications and expertise that meet our customers’ productivity and yield objectives. Some factors that may affect these forward-looking statements include: changing business conditions in the semiconductor industry and our plans for reacting to those changes, changing customer demands, our competitors’ development of new technologies that could affect our market share, the success of our research and development programs, and our ability to develop and retain personnel with expertise needed for our success and valued by our customers. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the reports on Form 10-K for the year ended June 27, 2004, and the Form 10-Q for the quarter ended March 27, 2005, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.

Lam Research Corporation is a major supplier of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on the Nasdaq National Market under the symbol LRCX. The Company’s World Wide Web address is http://www.lamrc.com.

Consolidated Financial Tables Follow

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Lam Announces Earnings for the June 2005 Quarter	Page 4 of 6

LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data and percentages)

	Three Months Ended			Twelve Months Ended
	June 26,	March 27,	June 27,	June 26,	June 27,
	2005	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(1)
Total revenue	$353,767	$349,337	$329,572	$1,502,453	$935,946
Cost of goods sold	177,908	174,767	170,369	738,361	506,548
Cost of goods sold — restructuring recoveries	—	—	—	—	(1,651)

Total cost of goods sold	177,908	174,767	170,369	738,361	504,897
Gross margin	175,859	174,570	159,203	764,092	431,049
Gross margin as a percent of revenue	49.7%	50.0%	48.3%	50.9%	46.1%
Research and development	49,474	47,226	49,961	194,115	170,479
Selling, general and administrative	43,854	34,518	40,711	164,774	146,063
Restructuring charges, net	—	14,201	—	14,201	8,327

Total operating expenses	93,328	95,945	90,672	373,090	324,869
Operating income	82,531	78,625	68,531	391,002	106,180
Other income, net	6,171	643	1,676	8,120	4,470

Income before income taxes	88,702	79,268	70,207	399,122	110,650
Income tax expense	22,176	19,817	17,552	99,781	27,662

Net income	$66,526	$59,451	$52,655	$299,341	$82,988

Net income per share:
Basic	$0.48	$0.42	$0.39	$2.17	$0.63

Diluted (2)	$0.47	$0.41	$0.38	$2.10	$0.59

Number of shares used in per share calculations:
Basic	138,208	139,967	134,414	137,727	131,776

Diluted (2)	142,518	144,756	139,820	142,417	144,928

(1)	Derived from audited financial statements.

(2)	Diluted net income per share for the twelve months ended June 27, 2004 includes the assumed conversion of convertible 4% notes. Accordingly, interest expense, net of taxes, of $3.2 million must be added back to net income for computing diluted earnings per share.

Lam Announces Earnings for the June 2005 Quarter	Page 5 of 6

LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 26,	March 27,	June 27,
	2005	2005	2004
	(unaudited)	(unaudited)	(1)
Assets:
Cash, cash equivalents and short-term investments	$809,253	$726,292	$429,472
Accounts receivable, net	232,005	257,496	245,508
Inventories	110,051	120,353	108,249
Other current assets	93,527	79,739	113,159

Total current assets	1,244,836	1,183,880	896,388
Property and equipment, net	41,082	43,167	42,444
Restricted cash	85,038	112,468	112,468
Other assets	77,859	143,506	147,326

Total assets	$1,448,815	$1,483,021	$1,198,626

Liabilities and stockholders’ equity:
Current liabilities	$379,133	$375,352	$376,606

Other long-term liabilities	$2,786	$3,318	$9,554
Stockholders’ equity	1,066,896	1,104,351	812,466

Total liabilities and stockholders’ equity	$1,448,815	$1,483,021	$1,198,626

(1)	Derived from audited financial statements.

Lam Announces Earnings for the June 2005 Quarter	Page 6 of 6

Reconciliation of U.S. GAAP Net Income to Ongoing Net Income
(in thousands, except per share data and percentages)

	Three Months Ended
	June 26,	March 27,
	2005	2005
U.S. GAAP net income	$66,526	$59,451
Pre-tax net tax refund — operating expenses	—	(7,962)
Pre-tax net restructuring charges — operating expenses	—	14,201
Tax benefit on net restructuring charges and net tax refund	—	(1,560)

Ongoing net income	$66,526	$64,130

Ongoing net income per diluted share	$0.47	$0.44

Number of shares used for diluted per share calculation	142,518	144,756
Income tax rate	25%	25%

Reconciliation of U.S. GAAP Gross Margin, Operating Expenses and Operating Income to
Ongoing Gross Margin, Operating Expenses and Operating Income
(in thousands)

	Three Months Ended
	June 26,	March 27,
	2005	2005
U.S. GAAP gross margin	$175,859	$174,570
Restructuring recoveries — cost of goods sold	—	—

Ongoing gross margin	$175,859	$174,570
U.S. GAAP operating expenses	$93,328	$95,945
Net tax refund — operating expenses	—	7,962
Net restructuring charges — operating expenses	—	(14,201)

Ongoing operating expenses	$93,328	$89,706

Ongoing operating income	$82,531	$84,864